July 17, 2006

U.S. Securities and Exchange Commission
Division of Corporate Finance
100 F Street, N.E.
Washington, D.C. 20549

Dear Sir or Madam:

As independent registered public accountants, we hereby consent to the inclusion in this Registration Statement on Form SB-2 (as amended) of FrequentTraveller.com, Inc. of the following:

Our report to the Stockholders and Board of Directors of FrequentTraveller.com, Inc. dated June 19, 2006 on the financial statements of the Company as at December 31, 2005 and 2004 and the statement of operations, stockholders’ deficit and of cash flows for the years then ended.

In addition, we also consent to the reference to our firm included under the heading “Experts” in this Registration Statement.

Sincerely,

“Dale Matheson Carr-Hilton LaBonte”
Dale Matheson Carr-Hilton LaBonte
Chartered Accountants
Vancouver, Canada